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                                                                   Exhibit 10.11

                              HOUSE LEASE AGREEMENT

This Agreement is made by and between:

Lessor:              Real Estate Co. of Shanghai China International Travel
                     Service Co., Ltd.

Lessee:              Shanghai Kid Castle Educational Software Development
                     Corporation

Premises Manager:    Shanghai Kuo Chi Lu Articles Management Ltd.

Agreement No.:       GL04-4

In accordance with the "Agreement Law of the People's Republic of China" and the regulations concerned, to assure the relationship of rights and obligations among the Lessor, Lessee and the Premises Manager, this Agreement is based on the agreement of the parties through identical negotiation.

ARTICLE 1   LEASE LOCATION:

4th Floor, International Travel Mansion, No. 1277, Beijing West Road, Shanghai

ARTICLE 2 LEASE AREA (all the "area" in this Agreement designates the building area) 1,092.95 m(2)

ARTICLE 3   LEASE TERM:

Commencement date: May 1, 2004

Termination date: April 30, 2006

If the Lessee needs to extend the lease term, it is necessary to notify the Lessor two months before the expiry of the term. If both parties agree on renewal of the Agreement, the content of the renewal agreement shall be negotiated and determined in mutual consensus before expiration of the Agreement and the renewal Agreement shall be executed. The rental for renewing this Agreement follows the market but the largest change shall not be more than 8% of the rental of this Agreement. If both parties cannot reach an agreement, this Agreement will terminate automatically on expiry.

When this Agreement terminates, the Lessee shall move out of the International Travel Mansion on time and return the Premises in good condition to the Lessor. If the Lessee cannot return the lease location according to the termination date of this Agreement, the Lessor, without giving up any other rights or remedy measures, shall have right to ask the Lessee to pay twice the original rental for the delay in moving out, in addition to the realty management expense and the other expenses actually incurred during this period.

ARTICLE 4   GUARANTEE OF THE LESSOR AND THE PREMISES MANAGER:

The Lessor and the Premises Manager have all the legal rights, limits of authority and capability to sign this Agreement and to undertake all the responsibilities and obligations that this Agreement guarantees.

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ARTICLE 5   PURPOSE OF LEASE LOCATION:

The lease location rented by the Lessee is used as an office and for a business purpose that is in accordance with national laws and within the Lessee's business scope. The Lessee shall not change the purpose of the lease location without the written agreement of the Lessor in advance, and has no right to sublet all, or part, of the location to another party.

If the Lessee would like to register two companies, the Lessor agrees to sign two agreements separately under the conditions the same as those of this Agreement.

ARTICLE 6   BASIC RENTAL:

For the first year (from May 1, 2004 to April 30, 2005), the rental is calculated in accordance with RMB 1.56 per square meter of the building area and the monthly rental is RMB 51,866 (capitalization: FIFTY ONE THOUSAND EIGHT HUNDRED SIXTY SIX RMB). For the second year (from May 1, 2005 to April 30,
2006), the rental is calculated in accordance with RMB 1.68 per square meter of the building area and the monthly rental is RMB 55,865 (capitalization: FIFTY FIVE THOUSAND EIGHT HUNDRED SIXTY FIVE RMB).

The rental is to be paid within the first five working days of each month.

ARTICLE 7   REALTY MANAGEMENT EXPENSE:

Realty Management Expense is calculated in accordance with RMB 0.66 per square meter of the building area. The monthly subtotal is RMB 21,943 (capitalization:
TWENTY ONE THOUSAND NINE HUNDRED FORTY THREE RMB). The payment date and method of the realty management expense is the same as the rental.

The realty management expense is for the maintenance of the auxiliary equipment of the International Travel Mansion, the security and sanitation of the public area, the water, air conditioning and elevators within the building, etc.

ARTICLE 7   ELECTRICITY CHARGE:

It is calculated in accordance with the electricity meter set independently for the lighting of the lease location or other electricity used for the office of the Lessee. The items of electricity charge included are as follows: 1. The lighting of the lease location; 2. The electricity used for the outlets in the lease location; 3. The electricity used for air conditioning and elevators, and any additional electricity used by the Lessee. The Lessor, according to the requirement of the Lessee, sets up two electricity meters for the eastern and western areas separately and charges the Lessee according to the electricity actually used.

ARTICLE 8   DEPOSIT FOR HOUSE LEASE:

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The deposit for house lease is the rental for three months, equal to RMB 155,598
(capitalization: ONE HUNDRED FIFTY-FIVE THOUSAND FIVE HUNDRED NINETY EIGHT RMB) for the first year and RMB 167,568 (capitalization: ONE HUNDRED SIXTY SEVEN THOUSAND FIVE HUNDRED SIXTY EIGHT RMB). The Lessee has paid RMB 143,600 (capitalization: ONE HUNDRED FORTY THREE THOUSAND SIX HUNDRED RMB) as the deposit for the Lease. After this Agreement is signed, the Lessee shall pay the Lessor difference between the paid amount and the deposit for the first year of RMB 11,998 (capitalization: ELEVEN THOUSAND NINE HUNDRED NINETY EIGHT RMB) within ten days; within ten days of the beginning of the second year, the Lessee shall pay the Lessor the difference between the amount paid, i.e., RMB 11,970 (capitalization: ELEVEN THOUSAND NINE HUNDRED SEVENTY RMB). If the Lessee implements all the responsibilities and obligations of this Agreement, the Lessor shall return the Lessee all the deposit without interest within seven days of when both parties terminate the lease relationship.

ARTICLE 9   TELEPHONE:

Should the Lessee rent a direct telephone line from the Lessor, it shall pay to the Lessor RMB 3,000 (THREE THOUSAND RMB) as deposit for each number. After the Agreement is terminated and the Lessor receives receipt of telephone fees for last month, the Lessor shall return the deposit without interest. The Lessor shall charge the Lessee based on the bill from the Telecom Bureau. Whether the Lessee prepares the direct phone line itself or rents from the Leesor, the Lessee shall pay the phone untility fee once in total to the Lessor at the rate of RMB 200 (TWO HUNDRED RMB) per number.

ARTICLE 10  PARKING SPACE:

The Lessee shall rent two parking spaces from the Lessor, and the monthly charge for each parking space shall be RMB 1,400. The method and date of payment shall be the same as the rental.

ARTICLE 11  RENOVATION OF THE LEASE LOCATION BY THE LESSEE:

The Premises provided by the Lessor have already been renovated. If the Lessee wishes to renovate the lease location (including the installation of movable or fixed partitions inside), the Lessee shall present the renovation plan to the Lessor before renovating. After obtaining the written agreement of the Lessor, the renovation can be carried out. Should the standard of the renovation be higher than the status quo, the Lessee shall not be obliged to pay for the restoration; subdivision or combination of partition shall be restored upon termination of the Agreement. The Lessee shall strictly obey the regulations made by the building management division to process the renovation for the lease location and pay the building management expense and construction deposit in accordance with the regulations.

After terminating the lease, the Lessee shall leave the Lessor the complete fixtures, such as partitioning, after the decoration. Destructive dismantling is not allowed.

ARTICLE 12  MAINTENANCE OF THE LEASE LOCATION:

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Within the term of the lease, the Lessee shall be obligated for the maintenance of the established equipment within the lease location. The Lessor shall be obligated for the maintenance of the structure in the lease location. In addition, the Premises Manager shall be also obligated for all the facilities (including in the lease location and in the public area) provided by the Lessor.

ARTICLE 13  EXAMINATION:

After receiving the proper written notice, the Lessee shall permit the Lessor or the Premises Manager personnel to enter and check the lease location and to make a detailed list of the fixed equipment belonging to the building. The Lessee shall permit the Lessor to show the lease location to a future Lessee within the last two months of the agreement expiry.

ARTICLE 14 DEFAULTS OF THE AGREEMENT:

All the following events shall constitute defaults of this Agreement:

1. The Lessee does not pay the Lessor the deposit within the period regulated in this Agreement.

2. The Lessee does not pay the Lessor and the Premises Manager rental, realty management expense, telephone expense, and the necessary expenses that the Lessee shall be obligated for within the period regulated in this Agreement.

3. The Lessor violates Article 4 of this Agreement and signs this Agreement without legal rights.

4. Either of the two parties violates the articles of this Agreement and with the result that this Agreement cannot be implemented.

ARTICLE 15 REMEDIAL MEASURES FOR DEFAULTS OF THE AGREEMENT FOR THE LESSOR AND THE LESSEE:

1.     If the event of breaking this Agreement as mentioned in Clause 1 of
       Article 14 in this Agreement, the Lessor may terminate this Agreement and solicit a new lessee. The Lessee shall pay rental of thirty days as indemnification.

2.     If the event of breaking this Agreement as mentioned in Clause 2 of
       Article 14 in this Agreement, the Lessor shall send written notice for receivables on demand to the Lessee. If the Lessee still does not implement this Agreement within seven days after receiving the letter of advice, and if the overdue period is more than 45 days, the Lessor has the right to terminate this Agreement. In order to minimize loss to the Lessor and the Premises Manager, the Lessor and the Premises Manager may suspend supply of water, electricity, air condition and telecommunication and retain the deposit delivered by the Lessee. The Lessee shall return the Premises to the Lessor within seven days upon receipt of the notice of termination. Meanwhile, the Lessor has the right to re-enter the lease location.

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3.     If the event of breaking this Agreement as mentioned in Clause 3 of
       Article 14 in this Agreement, this Agreement shall be deemed invalid. The Lessor shall compensate the Lessee for all the economic losses resulting from this event.

4.     If the event of breaking this Agreement as mentioned in Clause 4 of
       Article 14 in this Agreement, the default party shall pay an amount equal to twice the rental amount to the other party as compensation.

ARTICLE 16  METHOD OF SOLVING DISPUTES:

If a dispute occurs in the process of implementing this Agreement, both parties shall solve it through negotiation. If the negotiation fails to work, either of the parties can bring the dispute to court.

ARTICLE 17  OTHERS:

1. The Lessee agrees to strictly obey the regulations made by the building management department. (Please see the Service Instruction.)

2. If reasons that cannot be controlled by the Premises Manager result in Premises Manager's breaking off or delaying the services that should be provided, the Premises Manager shall not be regarded as breaking this Agreement. If the situation resulting in being unable to use the lease location normally continues for more than 48 hours, the Premises Manager agrees that the Lessee is free from paying the realty management fee for this period until the situation returns to normal. If this is still not improved after more than 96 hours, the Lessee has the right to dissolve this Agreement.

3. As for any expense due, but not paid, the Lessee, apart from paying all the expenses, shall pay an overdue fine. Overdue fine = 0.1% of the expense x days of delay in the payment

ARTICLE 18 This Agreement shall be made in Chinese and in English. The Chinese version shall prevail should there be any inconsistency.

ARTICLE 19 This Agreement is made in six originals. Each party shall hold two. This Agreement comes into effect after s execution of all parties.

Lessor: /s/                 Lessee: /s/               Premises Manager: /s/

Legal representative:       Legal representative:     Legal representative:

Contract representative :   Contract Representative:  Contract representative:

Date:                       Date:                     Date: